EXHIBIT 99-1

Contact:	Contact:
Trans World Entertainment	MWW Group
John J. Sullivan	Richard Tauberman
EVP, Chief Financial Officer	(rtauberman@mww.com)
(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203	NEWS RELEASE
www.twec.com

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2006 RESULTS

     Albany, NY, August 17, 2006 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today announced total sales increased 18% to $298.3 million for the second quarter ended July 29, 2006, compared to $253.1 million in the second quarter of 2005. The sales increase was due to the Musicland acquisition, partially offset by a comparable store sales decrease of 7%. For the second quarter of 2006, the Company incurred a net loss of $7.7 million, or $0.25 per share. During the quarter, the Company recorded an extraordinary gain for unallocated negative goodwill of $2.5 million, net of income tax related to the acquisition of Musicland. Loss before the extraordinary gain was $10.2 million, or $0.33 per share. The net loss for the second quarter of 2005 was $7.0 million or $0.21 per share.

     “We were pleased with our comparable store sales results for DVD, Electronics and Games. However, the increases in these categories did not offset the continued weakness in the music category.” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

     Gross profit as a percentage of sales for the second quarter of 2006 was 35.6% versus 36.7% in the second quarter of 2005. SG&A as a percentage of sales was 40.2% compared to 37.4% last year. Included in SG&A this year is $4.4 million in transition costs associated with the acquisition of Musicland.

     Sales for the twenty-six week period ended July 29, 2006 were $586.8 million, compared to $538.5 million in 2005. Net loss for the twenty-six week period was $14.8 million or $0.48 per share compared to $7.9 million or $0.24 per share in 2005. Loss before extraordinary gain for the twenty-six week period was $18.2 million or $0.59 per share.

      “During the quarter we successfully completed the integration of the recently acquired Musicland stores into our portfolio and expect our comparable store sales trends to improve in the second half of the year. The DVD and Games categories will continue to be positive and we expect improved music results.” concluded Mr. Higgins.

     Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates nearly 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico. The Company operates mall stores under the f.y.e., Sam Goody and Suncoast brands and freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody, Spec’s and Second Spin. The Company also operates on the web at www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

INCOME STATEMENTS:
(in millions, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended

	July 29,	% to	July 30,	% to	July 29,	% to	July 30,	% to
	2006	Sales	2005	Sales	2006	Sales	2005	Sales

Sales	$298.3		$253.1		$586.8		$538.5

Cost of sales	192.1	64.4%	160.2	63.3%	380.1	64.8%	341.1	63.3%

Gross profit	106.2	35.6%	92.9	36.7%	206.7	35.2%	197.4	36.7%

Selling, general and
administrative expenses	119.8	40.2%	94.8	37.4%	225.3	38.4%	192.4	35.7%

Depreciation and amortization	9.1	3.0%	8.4	3.3%	17.7	3.0%	16.6	3.1%

Loss from operations	(22.7)	-7.6%	(10.3)	-4.0%	(36.3)	-6.2%	(11.6)	-2.1%

Other income	(3.6)	-1.2%	(1.1)	-0.5%	(4.0)	-0.7%	(1.4)	-0.3%
Interest expense	1.5	0.5%	0.7	0.2%	2.4	0.4%	1.2	0.2%

Loss before income taxes and extraordinary
gain - unallocated negative goodwill	(20.6)	-6.9%	(9.9)	-3.8%	(34.7)	-5.9%	(11.4)	-2.1%
Income tax benefit	(10.4)	-3.5%	(2.9)	-1.1%	(16.5)	-2.8%	(3.5)	-0.6%

Loss before extraordinary gain -
unallocated negative goodwill	$(10.2)	-3.4%	$(7.0)	-2.7%	$(18.2)	-3.1%	$(7.9)	-1.5%
Extraordinary gain - unallocated negative
goodwill, net of income taxes	2.5	0.8%	$-	0.0%	3.4	0.6%	$-	0.0%

NET LOSS	$(7.7)	-2.6%	$(7.0)	-2.7%	$(14.8)	-2.5%	$(7.9)	-1.5%

Basic loss per common share:
Loss per share before extraordinary gain -
unallocated negative goodwill	$(0.33)		$(0.21)		$(0.59)		$(0.24)
Extraordinary gain - unallocated negative	$0.08		$-		$0.11		$-
goodwill, net of income taxes

Basic loss per share	$(0.25)		$(0.21)		$(0.48)		$(0.24)

Weighted average number of
common shares outstanding - basic	30.8		32.5		30.7		32.7

Diluted loss per common share:
Loss per share before extraordinary gain -
unallocated negative goodwill	$(0.33)		$(0.21)		$(0.59)		$(0.24)
Extraordinary gain - unallocated negative	$0.08		$-		$0.11		$-
goodwill, net of income taxes

Diluted loss per share	$(0.25)		$(0.21)		$(0.48)		$(0.24)

Weighted average number of
common shares outstanding -diluted	30.8		32.5		30.7		32.7

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)

Cash and cash equivalents					$18.2		$50.9
Merchandise inventory					505.5		401.1
Fixed assets (net)					135.7		128.5
Accounts payable					211.3		182.2
Borrowings under line of credit					40.7		-
Long-term debt, less current portion					17.7		20.9

Stores in operation					1,091		797